Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
9 Entin Road
Parsippany, NJ 07054-0430

CONTACT:	Emerson Radio Corp. or:	Investor Relations:
	Kenneth A. Corby	Laura Boorn
	Executive Vice President,	Investor Relations Manager
	Chief Financial Officer	(972) 884-2302
(972) 884-2302

Monday, August 2, 2004

FOR IMMEDIATE RELEASE

EMERSON RADIO ANNOUNCES FISCAL 2005 FIRST QUARTER FINANCIAL RESULTS

CONSOLIDATED REVENUES SURGE 35% DRIVEN BY 51% GROWTH IN CONSUMER ELECTRONICS
SEGMENT AND 12% GROWTH IN SPORTING GOODS SEGMENT

OPERATING INCOME IMPROVES SUBSTANTIALLY IN BOTH SEGMENTS

PARSIPPANY, NJ, August 2, 2004 — Emerson Radio Corp. (AMEX:MSN) today reported consolidated financial results for the quarter ended June 30, 2004 (first quarter fiscal 2005).

Segment Highlights:

In Thousands

	Three Months Ended 6/30/04		Three Months Ended 6/30/03
	Consumer	Sporting	Consumer	Sporting
	Electronics	Goods	Electronics	Goods
Net revenues	$47,826	$25,104	$31,650	$22,521
Operating income (loss)	$2,355	$1,296	$(305)	$274
Net Income (loss)	$1,174	$1,237	$(447)	$56

Consumer Electronics Segment — Revenues increase 51%

Net Revenues for the first quarter of fiscal 2005 increased 51.1% to $47.8 million from $31.7 million in the same year ago period attributable to across the board increases in core product sales, themed product sales and licensing revenues. Gross margins increased to 17.6% in the first quarter of fiscal 2005 from 15.9% in the

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same year over year period substantially as a result of improved licensing revenues. Selling, general and administrative expenses (S,G &A) as a percent of revenues declined to 9.6% of revenues from 10.8% in the same year ago period. Such reductions were primarily attributable to revenue volume increases. Operating income and net income improved to $2.4 million and $1.2 million for the three month period compared to a loss of $305,000 and $447,000, respectively, for the same year ago period.

Geoffrey P. Jurick, Chairman & Chief Executive Officer of Emerson Radio, stated, “The consumer electronics segment was favorably impacted by strong revenue increases of core products primarily to our major customers. This was especially evident at Wal-Mart, Target and Kmart as we expanded our market share through the placement of additional products over last year’s assortment while consumer demand rebounded with an improving economy. Combined with the continued introduction of Nickelodeon themed items, product sales overall climbed by $15.4 million to $43.9 million dollars over last year same period levels. Growth of licensing revenues to $4.0 million this period from $3.1 million during the same period last year further substantiates the strength of Emerson’s various existing license programs which are solidly supported through customer demand. Such programs will continue to be an integral aspect of our growth efforts.”

Mr. Jurick continued, “Gross margins improved during the period primarily attributable to strong licensing revenues as gross margins on product sales remained relatively unchanged in a competitive market. SG&A expenses fell to 9.6% of revenues in the first quarter of fiscal 2005 from last year same period 10.8% as revenue levels climbed more in-line with our cost structure. Of course, we continue to scrutinize all expenditures and will continue to seek further cost reductions. As a result of the aforementioned factors, the electronics segment generated solid financial performance as measured by operating income which, for fiscal first quarter 2005, totaled $2.4 million, reversing last year’s loss of $447,000 for the same quarter.”

Sporting Goods Segment – Net Revenues increase 11.5%

Sport Supply Group’s (“SSG”) net revenues improved 11.5% to $25.1 million for the three months ended June 30, 2004 from $22.5 million for the quarter ended June 27, 2003. Gross margins increased to 29.8% from 27.4% as a result of product mix and reduced product procurement costs. SG&A as a percent of revenues declined to 24.6% in the current three month period from 26.2% for the same year ago period attributable to higher net revenues. Operating income and net income improved to $1.3 million and $1.2 million, respectively, in the first quarter of fiscal 2005 from $274,000 and $56,000, respectively, in last fiscal year’s first quarter.

Discussing SSG, Mr. Jurick continued, “We are very encouraged and pleased by SSG’s financial performance. Solid revenue growth is primarily the result of previously implemented sales and marketing efforts and, to a lesser extent, three additional selling days in the period. These efforts also favorably affected gross margins, as did ongoing product procurement improvements. While revenues and margins increased during the quarter, SG&A expenses as a percent of revenues decreased from 26.2% for the quarter ended June 2003 to 24.6% for the quarter ended June 2004. During the prior fiscal year a number of management changes, operational adjustments and cost reductions resulted in the benefits we are now experiencing. These changes are reflected in the improvement in operating income to $1.3 million from last year’s $274,000.”

Consolidated Results

Kenneth A. Corby, Executive Vice President & Chief Financial Officer stated, “On a consolidated basis, June 2004 quarter revenue growth of 35% exceeded our expectations resulting in consolidated revenues of $72.9 million. The growth in net revenues was matched by reductions in cost of goods sold, SG &A expenses as a percentage of revenues as well as other costs. Margins benefited from various initiatives ultimately yielding

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operating income of 5% or $3.7 million compared to a loss in the same year ago three month period. Furthermore, cash flow continued to benefit due to the application of substantial tax net operating losses in both segments.”

“From a balance sheet perspective, additional working capital requirements necessary to accomplish such revenue growth, to meet customers’ continued just in time stocking programs and to match seasonal selling needs resulted in higher consolidated inventory levels on a year over year basis. However, strict resource management resulted in improved inventory turnover and improved days sales outstanding (DSO) on a year over year basis.”

Mr. Jurick concluded, “We continue to operate in a strongly competitive environment in both our sporting goods and consumer electronics segments accompanied by margin pressures. Based on currently available information, we believe our September 2004 quarter revenues will improve by approximately 10% over the same period last year thus marking the third consecutive quarter of revenue growth.”

This press release other than the historical information, consists of “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) which are identified by the use of words such as “believes”, “expects”, “projects”, and similar expressions. While these statements reflect the Company’s current beliefs and are based on assumptions that the Company believes are reasonable, they are subject to uncertainties and risks that could cause actual results to differ materially from anticipated results. These risks and uncertainties are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, 10-Q and 8-K.

EMERSON RADIO CORP., founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions, and other video products, microwave ovens, clocks, radios, audio and home theater products. Its 53.2% owned subsidiary, Sport Supply Group, Inc. (OTC:SSPY) is a direct marketer of sports-related equipment and leisure products to the institutional market, including schools, colleges, universities, government agencies, military facilities, athletic clubs, athletic teams and dealers, youth sports leagues and recreational organizations. Emerson’s web site is www.emersonradio.com.

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EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF OPERATIONS
Unaudited
(In thousands)

	Three Months Ended
	June 30	June 30
	2004	2003
Net revenues	$72,930	$54,171
Costs and expenses:
Cost of sales	57,034	42,967
Other operating costs and expenses	1,553	1,256
Selling, general & administrative expenses	10,463	9,318
Acquisition costs	(71)	643
Stock based costs	—	18

	69,279	54,202

Operating income (loss)	3,651	(31)
Interest expense, net	294	422
Minority interest in net income of consolidated subsidiary	(606)	(54)

Income (loss) before income taxes and discontinued operations	2,751	(507)
Provision (benefit) for income taxes	946	(67)

Income (loss) from continuing operations	1,805	(440)
Loss from discontinued operations, net of tax	—	(5)

Net income (loss)	$1,805	$(445)

Basic net income (loss) per share
Continuing operations	$0.07	$(0.02)
Discontinued operations	$—	$—

	$0.07	$(0.02)

Diluted net income (loss) per share
Continuing operations	$0.07	$(0.02)
Discontinued operations	$—	$—

	$0.07	$(0.02)

Weighted shares outstanding
Basic	26,630	27,416

Diluted	27,261	27,416

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EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED SUMMARY BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2004	2004
	(Unaudited)
Cash and cash equivalents	$4,073	$6,369
Accounts receivable	23,921	19,948
Inventory	54,905	46,997
Other current assets	15,436	14,052

Total current assets	98,335	87,366
Property and equipment	7,512	7,822
Other assets	22,087	23,481

Total assets	$127,934	$118,669

Current liabilities	$40,794	$40,637
Long-term borrowings	21,728	15,027
Minority interest	16,399	15,793
Stockholders’ equity	49,013	47,212

Total liabilities and equity	$127,934	$118,669